CERTIFICATE OF MERGER
                                       OF
                                  AIRNEXUS, INC.
                              (A TEXAS CORPORATION)
                                      INTO
                              2-INFINITY.COM, INC.
                              (A TEXAS CORPORATION)



Pursuant  to  Section  5.04  of  the  Texas  Business  Corporation  Act,

     It is hereby certified, on behalf of each of the constituent corporations named below, as follows:

     1. The names of the constituent corporations are AirNexus, Inc., a Texas corporation ("AirNexus") and 2-Infinity.com, Inc., a Texas corporation ("2-Infinity"). The Articles of Incorporation of AirNexus (formerly Voice Design, Incorporated) were filed with the Secretary of State of the State of Texas on June 2, 1999. The Certificate of Incorporation of 2-Infinity were filed with the Secretary of State of the State of Texas on May 7, 1999.

     2. An Agreement and Plan of Merger between AirNexus and 2-Infinity has been approved, adopted, certified, executed and acknowledged by AirNexus and 2-Infinity in accordance with Section 5.03 of the Texas Business Corporation Act.

3. 2-Infinity is the surviving corporation. No amendments or changes will be made in the articles of incorporation of either AirNexus or 2-Infinity.

     4. The executed Agreement and Plan of Merger is on file at the principal place of business of 2-Infinity, the surviving corporation, at 4828 Loop Central Drive, Suite 150, Houston, Texas 77081. A copy of the Agreement and Plan of Merger will be furnished by 2-Infinity, the surviving corporation, without cost, to any stockholder of AirNexus or 2-Infinity who sends a written request therefor to 2-Infinity at its principal place of business indicated above.

     5. The Agreement and Plan of Merger was approved by the unanimous vote of the shareholders of AirNexus, represented by 3,000 shares of common stock issued and outstanding. The Agreement and Plan of Merger was also approved by the unanimous vote of the shareholders of 2-Infinity, represented by 2,000 shares of common stock issued and outstanding.


2-Infinity.com,  Inc.                              AirNexus,  Inc.


/s/ Majed Jalali                                /s/ Patrick "Cody" Morgan
By:     Majed  Jalali                           By:     Patrick "Cody" Morgan
Its:     President                              Its:     President



ATTESTED:                                         ATTESTED:


/s/ Majed Jalali                                /s/ Candus Morgan
By:     Majed  Jalali                           By:     Candus  Morgan
Its:     Secretary                              Its:     Secretary